Exhibit 10.19

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated or otherwise modified, the “Intercreditor Agreement”), is made and dated as of November 13, 2003, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as such term and capitalized terms not otherwise defined are defined in Section 1 below) under the Credit Facility Documents, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Noteholder Trustee”) for the holders of the Notes under the Noteholder Documents (the “Noteholders”).

RECITALS

A.            Pursuant to that certain Second Amended and Restated Credit Agreement dated as of even date herewith by and among Dollar Financial Group, Inc., a New York corporation (the “Company”), DFG Holdings, Inc., a Delaware corporation (the “Parent”), the lenders from time to time party thereto (including the issuer of any letters of credit thereunder, the “Lenders”), the Administrative Agent, U.S. Bank National Association, as syndication agent, and Citicorp North America, Inc., as documentation agent (as amended, extended or replaced from time to time, the “Credit Agreement”), the Lenders agreed to extend credit to the Company on the terms and conditions set forth therein.

B.            The Credit Facility Obligations are Guaranteed by the Parent and by the Subsidiary Guarantors (the Parent and the Subsidiary Guarantors being, collectively, the “Guarantors”) pursuant to Guarantees issued by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders (including any Guarantees issued by any Subsidiary of the Parent (other than the Company or any Foreign Subsidiary of the Parent) in the future, the “Credit Facility Guarantees”).  Each of the Credit Facility Guarantees is secured by a first priority security interest in favor of the Administrative Agent for the benefit of the Lenders in certain personal property (general and intangible and fixtures) of the Person executing the same, including, without limitation, by all capital stock of Subsidiaries of the Parent owned by such Person (limited in the case of capital stock of Foreign Subsidiaries owned by such Person to sixty five percent (65%) of such capital stock (the “Pledged Foreign Subsidiary Shares”) and, together with all additional personal property collateral securing the Credit Facility Obligations, the “Credit Facility Collateral”), pursuant to a pledge and security agreement executed by such Person in favor of the Administrative Agent for the benefit of the Lenders (collectively, the “Credit Facility Pledge Agreement”).

C.            Pursuant to that certain indenture of even date herewith by and among the Company, as issuer, the Parent, the Subsidiary Guarantors and the Noteholder Trustee, as trustee, (as amended, extended or replaced from time to time, the “Indenture”), the Company issued $220,000,000 9.75% Senior Notes due 2011 (the “Notes”).

D.            The Noteholder Obligations are Guaranteed by the Subsidiary Guarantors pursuant to Guarantees issued by the Subsidiary Guarantors in favor of the Noteholder Trustee for the benefit of the Noteholders (including any Guarantees issued by any Subsidiary of the Parent (other than the Company or any Foreign Subsidiary of the Parent) in the future, the “Noteholder Subsidiary Guarantees”) and by the Parent pursuant to a Guarantee issued by the Parent in favor of the Noteholder Trustee for the benefit of the Noteholders (the “Noteholder Parent Guarantee” and, collectively, with the Noteholder Subsidiary Guarantees, the “Noteholder Guarantees”).  The Noteholder Guarantees, with respect to any existing or future Foreign Subsidiary that is a Subsidiary of a Guarantor (the “Noteholder Secured Guarantees”), and the Notes, with respect to any Foreign Subsidiary that is a Subsidiary of the Company, will be secured by a second priority security interest in Pledged Foreign Subsidiary Shares pursuant to pledge agreements executed by the Company or such Guarantor, as the case may be, in favor of the Noteholder Trustee for the benefit of the Noteholders (collectively, the “Noteholder Pledge Agreement”).

E.             The Administrative Agent and the Lenders require that, until the Standstill Termination Date: (1) neither the Noteholder Trustee nor any Noteholders be permitted to exercise any rights under the Noteholder Subsidiary Guarantees or the Noteholder Pledge Agreement, (2) neither the Noteholder Trustee nor any Noteholder be permitted to exercise any rights under the Noteholder Parent Guarantee if, as a result thereof, the Noteholder Trustee or any Noteholder would acquire, directly or indirectly, greater rights in the assets and properties of the Parent than are held by the holders of the Parent Notes, (3) the security interest in the Pledged Foreign Subsidiary Shares in favor of the Noteholder Trustee be and remain junior to the security interest of the Administrative Agent for the benefit of the Lenders therein, (4) the Noteholder Secured Guarantees be and remain secured by no Collateral other than the Pledged Foreign Subsidiary Shares and (5) the Noteholder Guarantees, other than the Noteholder Secured Guarantees, be and remain unsecured.

F.             As a condition precedent to the agreement of the Administrative Agent and the Lenders to enter into the Credit Agreement and extend credit thereunder and of the Noteholders to purchase the Notes under the Indenture, the Administrative Agent and the Noteholder Trustee are required to enter into this Intercreditor Agreement confirming the requirements of the Administrative Agent and the Lenders set forth in Recital E above and the terms under which Wells Fargo Bank, National Association will act as bailee for the benefit of the Noteholder Trustee and the Noteholders with respect to the Pledged Foreign Subsidiary Shares.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.             Certain Defined Terms.  The meanings of terms defined in this Intercreditor Agreement are equally applicable to the singular and plural forms of such defined terms. When used in this Intercreditor Agreement, the following terms have the following respective meanings:

“Administrative Agent” has the meaning set forth in the introduction to this Intercreditor Agreement.

“Bailee” means Wells Fargo Bank, National Association and any successor appointed pursuant to Section 3 of this Intercreditor Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C., as amended.

“Benefited Parties” means the Administrative Agent, the Lenders, the Noteholder Trustee and the Noteholders.

“Collateral” means any property subject to a Lien securing the Credit Facility Obligations or the Noteholder Obligations.

“Company” has the meaning set forth in Recital A to this Intercreditor Agreement.

“Credit Agreement” has the meaning set forth in Recital A to this Intercreditor Agreement.

“Credit Facility Collateral” has the meaning set forth in Recital B to this Intercreditor Agreement.

“Credit Facility Documents” means the Credit Agreement, the Credit Facility Guarantees, the Credit Facility Security Documents and any other document or instrument, whether existing or hereafter given to the Administrative Agent or any Lender in respect of the Credit Facility Obligations, as any of the same may be amended, extended or replaced from time to time.

“Credit Facility Guarantees” has the meaning set forth in Recital B to this Intercreditor Agreement.

“Credit Facility Obligations” means any and all outstanding and unpaid obligations of every nature of the Obligors (including on account of letters of credit) from time to time payable to the Lenders, the Administrative Agent or to any of them under any Credit Facility Documents, whether contingent, secured or unsecured, arising under, or in connection with, any Credit Facility Documents, by operation of law or otherwise, including any and all expenses (including, without limitation, attorneys’ fees and disbursements), premiums, fees and charges incurred in connection therewith and any interest thereon, including, without limitation, any post-petition interest accruing thereon after any Obligor becomes subject to an Insolvency Proceeding (whether or not such interest is allowable or enforceable against such Obligor or recoverable against such Obligor or its respective bankruptcy estate), whether by means of an adequate protection payment or otherwise, and including all obligations of any Obligor to repay any amount previously paid by such Obligor, which amount has been returned to such Obligor or to a trustee by the Administrative Agent or any Lender pursuant to Sections 547 or 548 of the Bankruptcy Code or otherwise.

“Credit Facility Pledge Agreement” has the meaning given such term in Recital B to this Intercreditor Agreement.

“Credit Facility Security Documents” means the Credit Facility Pledge Agreement and any other security agreement, mortgage, deed of trust, pledge agreement or other agreement or instrument pursuant to which any Obligor grants a Lien to secure the Credit Facility Obligations, whether now existing or hereafter incurred.

“Final Standstill Termination Date” means the date on or after the Standstill Termination Date that the Bailee, in its reasonable discretion, determines that the Credit Facility Obligations have been finally and indefeasibly paid, and any payments or distributions applied on the Credit Facility Obligations are not subject to being rescinded or recovered from the Administrative Agent or any Lender by any Obligor or trustee in Insolvency Proceedings of any Obligor pursuant to Sections 547 or 548 of the Bankruptcy Code or otherwise; provided, however, that in no case shall the Final Standstill Termination Date be more than 100 days after the initial Standstill Termination Date.

“Foreign Subsidiary” means a Subsidiary of the Parent that is organized under the laws of a jurisdiction other than a State of the United States of America and the material portion of the operations of which are conducted outside of the States, Districts, Territories or Possessions of the United States of America.

“Guarantee” means, as to any Person, any (1) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such obligation of the payment or performance of such obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such obligation or (d) entered into for the purpose of assuring in any manner the obligee in respect of such obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (2) any Lien on any assets of such Person securing any obligation of the primary obligor, whether or not such obligation is assumed by such Person.

“Guarantors” has the meaning set forth in Recital B to this Intercreditor Agreement.

“Indenture” has the meaning set forth in Recital C to this Intercreditor Agreement.

“Intercreditor Agreement” has the meaning set forth in the introduction to this Intercreditor Agreement.

“Insolvency Proceeding” means (1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, custodianship, composition or other proceeding or case relating to any Person, or any of its respective assets, (2) any dissolution or winding up of any Person, whether voluntary or involuntary and whether or not involving an insolvency or bankruptcy case or (3) any assignment for the benefit of creditors or any other marshalling of any assets of any Person.

“Lenders” has the meaning set forth in Recital A to this Intercreditor Agreement.

“Lien” means, with respect to any real or personal property, any mortgage, lien, pledge, charge, security interest, conditional assignment or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party under a conditional sale or other title retention agreement or capital lease arrangement, securing or otherwise affecting such property.

“Noteholders” has the meaning set forth in the introduction to this Intercreditor Agreement.

“Noteholder Default” means any default under the Indenture that causes, whether automatically or by reason of the exercise of optional acceleration, all of the Noteholder Obligations to become due and payable prior to their stated maturity date.

“Noteholder Documents” means the Indenture, the Notes, the Noteholder Guarantees, the Noteholder Pledge Agreement and any other document or instrument, whether existing or hereafter given to the Noteholder Trustee in respect of the Noteholder Obligations, as any of the same may be amended, extended or replaced from time to time.

“Noteholder Guarantees” has the meaning set forth in Recital D to this Intercreditor Agreement.

“Noteholder Obligations” means any and all outstanding and unpaid obligations of every nature of the Obligors from time to time payable to the Noteholders, the Noteholder Trustee or any of them under any Noteholder Documents, whether contingent, secured or unsecured, arising under, or in connection with, any Noteholder Documents, by operation of law or otherwise, including any and all expenses (including, without limitation, attorneys’ fees and disbursements), premiums, fees and charges incurred in connection therewith and any interest thereon, including, without limitation, any post-petition interest accruing thereon after any Obligor becomes subject to an Insolvency Proceeding (whether or not such interest is allowable or enforceable against such Obligor or recoverable against such Obligor or its respective bankruptcy estate), whether by means of an adequate protection payment or otherwise, and including all obligations of any Obligor to repay any amount previously paid by such Obligor, which amount has been returned to such Obligor or to a trustee by the Noteholder Trustee or any Noteholder pursuant to Sections 547 or 548 of the Bankruptcy Code or otherwise; provided “Noteholder Obligations”

shall not include any amounts due to the Noteholder Trustee pursuant to Section 8.07 of the Indenture or pursuant to the Noteholder Guarantees in respect thereof.

“Noteholder Parent Guarantee” has the meaning set forth in Recital D to this Intercreditor Agreement.

“Noteholder Pledge Agreement” has the meaning set forth in Recital D to this Intercreditor Agreement.

“Noteholder Secured Guarantees” has the meaning set forth in Recital D to this Intercreditor Agreement.

“Noteholder Subsidiary Guarantees” has the meaning set forth in Recital D to this Intercreditor Agreement.

“Noteholder Trustee” has the meaning set forth in the introduction to this Intercreditor Agreement.

“Notes” has the meaning set forth in Recital C to this Intercreditor Agreement.

“Obligor” means any of the Parent, the Subsidiary Guarantors or the Company.

“Other Lien” means, with respect to any property of any Obligor, any of the following, whether arising at law or in equity: (1) Liens on or other interests in any such property arising in litigation, including, without limitation, attachment liens, execution liens, liens of “keepers” (including, without limitation under California Code of Civil Procedure Section 488.395), liens arising on orders for examination (including, without limitation, under California Code of Civil Procedure Sections 708.110, 708.120 and 708.205), liens arising in creditor’s suits (including without limitation under California Code of Civil Procedure Section 708.250), liens arising under charging orders (including, without limitation, under California Code of Civil Procedure Section 708.320), liens in pending actions (including, without limitation, under California Code of Civil Procedure Section 708.410), and liens of assignment orders (including, without limitation under California Code of Civil Procedure Section 708.510), (2) trust interests in any such property, whether actual, implied, or constructive, whether arising by reason of contract, law or equity, (3) forfeiture rights in any such property, whether arising by contract, law or equity and (4) any other possessory or nonpossessory interest in any of such property that would have priority over the claim of an unsecured creditor in an Insolvency Proceeding of such Person.

“Parent” has the meaning set forth in Recital A to this Intercreditor Agreement.

“Parent Notes” means the Senior Notes due 2012 and the Senior Subordinated Notes due 2012 of the Parent.

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

“Pledged Foreign Subsidiary Shares” has the meaning set forth in Recital B to this Intercreditor Agreement.

“Remedial Action” means the direct or indirect exercise by the Noteholder Trustee or any Noteholder of any remedy pursuant to any Noteholder Document or applicable law (whether considered at law or in equity), to collect all or any part of the Noteholder Obligations whether by judicial action, or otherwise, including, without limitation, (1) any action to demand or collect payment or to commence Insolvency Proceedings, (2) foreclosure, sale in lieu of foreclosure, disposition under the UCC, collection on any Collateral or offset, (3) institution of litigation for any such purpose or (4) any action to obtain an Other Lien.

“Restricted Remedial Action” means, until the Standstill Termination Date, a Remedial Action by the Noteholder Trustee or any Noteholder (1) under or in respect of any Noteholder Subsidiary Guarantee or against any Subsidiary Guarantor (including, without limitation, any action to obtain an Other Lien on property of any Subsidiary Guarantor), (2) under or in respect of the Noteholder Pledge Agreement or any Pledged Foreign Subsidiary Shares, (3) any action to obtain an Other Lien on property of the Parent except as permitted by the proviso to the first sentence in Section 4(a) below or (4) any action to obtain an Other Lien on property of the Company unless a Noteholder Default has occurred and is continuing.

“Restricted Transfer” means any voluntary or involuntary (including, without limitation, in connection with Insolvency Proceedings of any Guarantor) (1) payment or transfer by any Subsidiary Guarantor to or for the account of the Noteholder Trustee or any Noteholder of any money, property or assets (other than on account of amounts due to the Noteholder Trustee pursuant to Section 8.07 of the Indenture or pursuant to the Noteholder Guarantees in respect thereof), (2) grant or transfer to, or receipt by, the Noteholder Trustee or any Noteholder of any Lien on property of any Subsidiary Guarantor to secure any Noteholder Obligations, other than to secure the Noteholder Secured Guarantees, (3) grant or transfer to, or receipt by, the Noteholder Trustee or any Noteholder of any Lien on property of the Parent to secure any Noteholder Obligations, other than to secure the obligations of the Parent under its Noteholder Secured Guarantee or as permitted by the proviso to Section 4(a) below, (4) grant or transfer to, or receipt by, the Noteholder Trustee or any Noteholder of any Lien on property to secure the Noteholder Secured Guarantees, other than Liens on Pledged Foreign Subsidiary Shares granted pursuant to the Noteholder Pledge Agreement or, in the case of the Parent, as permitted by the proviso to Section 4(a) below, (5) without the prior written consent of the Administrative Agent (which may be withheld in its sole discretion), grant or transfer to, or receipt by, the Noteholder Trustee or any Noteholder of any consensual Lien on property to secure the Noteholder Obligations of the Company, other than Liens on Pledged Foreign Subsidiary Shares owned by the Company granted pursuant to the Noteholder Pledge Agreement, (6) grant or transfer to, or receipt by, the Noteholder Trustee or any Noteholder of any interest in Pledged Foreign Subsidiary Shares that is of equal priority to or senior to the security interest of the Administrative Agent and the Lenders under the Credit Facility Pledge Agreement or (7) Guarantee by any Person of all or any part of the Noteholder Obligations (other than the Noteholder Guarantees).

“Standstill Period” means the period from and including the date of this Intercreditor Agreement or, if in accordance with Section 4(d) of this Intercreditor Agreement the Standstill Period is reinstated after termination, the date of such reinstatement until and including the relevant Standstill Termination Date.

“Standstill Termination Date” means the date on which each of the following conditions has been satisfied: (1) the Credit Facility Obligations shall have been paid in full in cash, (2) any letters of credit outstanding under the Credit Agreement shall have been cash collateralized or otherwise supported by backup letters of credit satisfactory to the Administrative Agent and (3) the commitments of all of the Lenders under the Credit Agreement shall have been terminated; provided, however, if, in accordance with Section 4(d) of this Intercreditor Agreement, the Standstill Period is reinstated after termination, the Standstill Termination Date shall be the date that each of the foregoing conditions is again satisfied.

“Subsidiary” means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its

Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Subsidiary Guarantor” means each now existing and hereafter acquired or formed Subsidiary of the Parent other than (1) the Company and (2) any Foreign Subsidiary of the Parent.

“UCC” means the Uniform Commercial Code (or any revision, amendment or successor statute) as in effect from time to time, of any state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

2.             Parties Intended To Be Benefited; Persons Bound.

(a)           Any and all understandings and agreements contained in this Intercreditor Agreement are solely for the benefit of the Benefited Parties, and there is no other Person who is intended to be benefited in any way by this Intercreditor Agreement.  The provisions of this Intercreditor Agreement are and are intended solely for the purpose of defining the relative rights of the Noteholder Trustee and the Noteholders, on the one hand, and the Administrative Agent on behalf of the Lenders, on the other hand.  Except as otherwise expressly provided in this Intercreditor Agreement, nothing contained in this Intercreditor Agreement is intended to or shall (1) impair, as among the Company, the Guarantors, their respective creditors (other than the Administrative Agent and the Lenders as provided herein) and the Noteholders, the obligations of the Company and the Guarantors, which are absolute and unconditional (and which are intended to rank equally with all other general unsecured obligations of the Company and the Guarantors), to pay to the Noteholders the principal of (and premium, if any) and interest (and liquidated damages, if any) on the Notes or the Noteholder Guarantees, as and when the same shall become due and payable in accordance with their terms; (2) affect the relative rights of the Noteholders against the Company, the Guarantors or creditors of the Company or of the Guarantors (other than the Administrative Agent and the Lenders as provided herein) or (3) prevent the Noteholder Trustee or any Noteholder from exercising rights and remedies otherwise permitted by applicable law upon default under the Indenture.

(b)           By acknowledgement of this Intercreditor Agreement, each of the Obligors acknowledges and agrees, and any future domestic Subsidiary of the Company upon its execution of a Credit Facility Guarantee or a Noteholder Guarantee shall automatically be deemed to have acknowledged and to have agreed, that: (1) it has actual knowledge of this Intercreditor Agreement and consents hereto, (2) it is and will be bound by the terms hereof, (3) at all times during the continuance of this Intercreditor Agreement, it will, and will cause each of the other Obligors and Foreign Subsidiaries to, comply and act in accordance with the terms and provisions of this Intercreditor Agreement and (4) the terms of this Intercreditor Agreement, including the agreements of the Obligors under or with respect hereto, are for the sole benefit of the Benefited Parties, and nothing in this Intercreditor Agreement shall be construed as conferring any rights upon any Obligor or any other Person other than the Benefited Parties.

3.             Appointment of Bailee, Duties of Bailee, Etc.

(a)           The Administrative Agent, on behalf of the Lenders, and the Noteholder Trustee, on behalf of the Noteholders, hereby appoint Wells Fargo Bank, National Association to serve as Bailee for the Benefited Parties for purposes of holding the certificates representing the Pledged Foreign Subsidiary Shares during the Standstill Period.  Prior to the Standstill Termination Date, the Bailee shall deliver the certificates representing the Pledged Foreign Subsidiary Shares to or as directed by the Administrative Agent.  After the Standstill Termination Date and prior to the Final Standstill Termination

Date, the Bailee shall deliver the certificates representing the Pledged Foreign Subsidiary Shares to any purchaser of such Pledged Foreign Subsidiary Shares upon receipt by the Bailee from the Noteholder Trustee of written notice that such Pledged Foreign Subsidiary Shares have been sold to such purchaser after the Standstill Termination Date.  After the Final Standstill Termination Date, the Bailee shall deliver the certificates representing the Pledged Foreign Subsidiary Shares to or as directed by the Noteholder Trustee.

(b)           The Bailee shall have no duties or responsibilities except those expressly set forth in this Intercreditor Agreement.  The Bailee shall not be responsible to any Benefited Party for any recital, statement, representation or warranty in any Noteholder Documents, Credit Facility Documents or any certificate representing the Pledged Foreign Subsidiary Shares or for any Lien thereunder or the perfection or priority of any such Lien.  By its acknowledgement of this Intercreditor Agreement, the Company agrees that it will indemnify the Bailee in its capacity as Bailee (and, if the Company shall fail promptly to indemnify the Bailee as required hereby, the Administrative Agent, the Lenders and the Noteholder Trustee agree that they will, ratably in accordance with the amount of the Credit Facility Obligations and the Noteholder Obligations, but without excusing the Company for its failure to so indemnify the Bailee, indemnify the Bailee, any such indemnification to be included in, and without limitation on, the Credit Facility Obligations and Noteholder Obligations, as the case may be) for any liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Bailee in any way relating to or arising out of this Intercreditor Agreement; provided, however, that no Benefited Party shall be liable for any such payment to the extent that the obligation to make such payment is found in a final judgment of a court of competent jurisdiction to have arisen solely from the Bailee’s gross negligence or willful misconduct; provided, further, that the Noteholder Trustee shall have no duty to indemnify the Bailee under this Intercreditor Agreement except to the extent that the Noteholder Trustee shall hold funds on account of the Noteholder Obligations that are available for such purpose.  Except for any action expressly required of the Bailee hereunder, the Bailee shall be fully justified in failing or refusing to act hereunder unless it shall be further indemnified to its reasonable satisfaction by the Benefited Parties against any and all liabilities and expenses that may be incurred by it by reason of taking or continuing to take any such action.  Except as expressly provided herein, the Bailee shall have no duty to take any affirmative steps with respect to the administration or collection on the Pledged Foreign Subsidiary Shares or any other Collateral and shall incur no liability (except to the extent the actions or omissions of the Bailee in connection therewith constitute gross negligence or willful misconduct) as a result of any disposition of Collateral.

(c)           The Bailee may resign at any time by giving at least thirty (30) days’ notice thereof to the Noteholder Trustee and the Administrative Agent (such resignation to take effect upon acceptance by a successor Bailee) and the Bailee may be removed by (1) until Final Standstill Termination Date, the Administrative Agent or (2) after the Final Standstill Termination Date, the Noteholder Trustee.  The party removing the Bailee or having the right to remove the Bailee as of the date of its resignation shall have the right to appoint a successor Bailee, which, if removed by the Administrative Agent, shall be reasonably satisfactory to the Noteholder Trustee.  If no successor Bailee shall have been appointed within thirty (30) days after the notice of the intent of the Bailee to resign or the removal of the Bailee, as the case may be, then the retiring Bailee may, on behalf of the Benefited Parties, appoint a successor Bailee.  Any successor Bailee appointed pursuant to this clause shall be a commercial bank or other financial institution organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $250,000,000.  Upon the acceptance by a successor Bailee of any appointment as Bailee hereunder, such successor Bailee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Bailee, and the retiring Bailee shall thereupon be discharged from its duties and obligations hereunder.  After any retiring

Bailee’s resignation or removal hereunder as Bailee, the indemnification provision under this Section 3 shall continue for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Bailee.

4.             Standstill Agreement.

(a)           Unless and until the Noteholder Trustee shall receive notice in writing from the Administrative Agent that the conditions to the Standstill Termination Date have occurred, the Noteholder Trustee agrees not to take any Restricted Remedial Action or receive any Restricted Transfer that it knows is a Restricted Transfer; provided, however, that nothing in this Intercreditor Agreement shall restrict the right of the Noteholder Trustee or the Noteholders from receiving a Restricted Transfer from, or taking any Restricted Remedial Action against, the Parent or exercising other rights or remedies under the Noteholder Parent Guarantee for the purpose of establishing and maintaining rights against the Parent that are not greater than the rights of the holders of the Parent Notes against the Parent.  The Administrative Agent agrees to give written notice to the Noteholder Trustee promptly upon, and, in any event, within five (5) business days after the occurrence of, any Standstill Termination Date.

(b)           (1)           Any payment or distribution, whether in cash or other property, or Lien to which the Noteholder Trustee or Noteholders would be entitled under the Noteholder Guarantees but for Section 4(a) above shall, instead, in the case of a payment or distribution, be paid over to the Administrative Agent for the benefit of the Lenders or, if received with knowledge of such prohibition by the Noteholder Trustee or any Noteholder, be held in trust for the Lenders and promptly be turned over to the Administrative Agent (with any necessary assignment or endorsement) for application against any Credit Facility Obligations then outstanding and, in the case of any such Lien, shall be released.

(2)           If, but for Section 4(a) above, the Noteholder Trustee or any Noteholder would be entitled to (i) any consensual Lien on property of the Company constituting a Restricted Transfer, (ii) any interest in Pledged Foreign Subsidiary Shares owned by the Company constituting a Restricted Transfer, (iii) any Other Lien on property of the Company constituting a Restricted Remedial Action or (iv) take any Restricted Remedial Action in respect of the Noteholder Pledge Agreement or in respect of any Pledged Foreign Subsidiary Shares owned by the Company, any payment or distribution in respect thereof shall, instead be paid over to the Administrative Agent for the benefit of the Lenders or, if received with knowledge of such prohibition by the Noteholder Trustee or any Noteholder, shall be held in trust for the Lenders and promptly be turned over to the Administrative Agent (with any necessary assignment or endorsement) for application against any Credit Facility Obligations then outstanding and, in the case of any Lien, shall be released.

(c)           If, after the Standstill Termination Date, any payment (in whole or in part) of any of the Credit Facility Obligations is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon any Insolvency Proceeding of any Person, the Noteholder Trustee and the Noteholders agree that (1) the Standstill Period shall immediately be reinstated upon such rescission or restoration and shall remain in effect until the next Standstill Termination Date, (2) any payments or distributions on account of the Noteholder Obligations received on account of Noteholder Subsidiary Guarantees prior to the reinstatement of the Standstill Period that would have been subject to turn over to the Administrative Agent under this Section 4 during the Standstill Period, shall promptly be turned over to the Administrative Agent (with any necessary assignment or endorsement) for application against the Credit Facility Obligations in accordance with this Section 4 and (4) thereafter, until the next Standstill Termination Date, any payments or distributions on account of the Noteholder Subsidiary Guarantees received or receivable shall, to the extent otherwise provided in this Section 4, be held in trust and turned over to the Administrative Agent (with any necessary assignment or endorsement) in accordance with this Section 4 as though the earlier Standstill Termination Date had not occurred.

(d)           Notwithstanding anything in this Intercreditor Agreement to the contrary, during any Standstill Period, the Noteholder Trustee and the Noteholders shall not be prohibited from filing a proof of claim with respect to the Noteholder Obligations, from casting their vote or abstaining from voting for or against a plan of reorganization as permitted by Section 6(d) below, or taking any other actions to protect and preserve their unsecured claims not inconsistent with the terms of this Intercreditor Agreement.

5.             Waivers; Modifications, Etc.

(a)           The Administrative Agent and the Lenders may, from time to time, without the consent of, or notice to, the Noteholder Trustee or the Noteholders, without impairing any benefits provided in this Intercreditor Agreement: (1) waive, amend, supplement, restate or replace (including to increase or decrease the amount of the Credit Facility Obligations) the Credit Facility Documents (other than this Intercreditor Agreement), (2) release Liens on Collateral and accept additional Collateral to secure the Credit Facility Obligations, (3) dispose of Collateral in any manner permitted by law and, in connection therewith, prior to the Standstill Termination Date, direct the Bailee to deliver the certificates representing the Pledged Foreign Subsidiary Shares to, or as directed by, the Administrative Agent, and (4) exercise or fail to exercise any right or settle or compromise any Credit Facility Obligations and apply payments to Credit Facility Obligations in any order.  The Administrative Agent will furnish to the Noteholder Trustee promptly after execution a copy of any amendment to the Credit Facility Documents.

(b)           The Noteholder Trustee and the Noteholders may, from time to time, without the consent of, or notice to the Administrative Agent or the Lenders, without impairing any benefits provided in this Intercreditor Agreement (1) waive, amend, supplement, restate or replace (including to increase or decrease the amount of the Noteholder Obligations) the Noteholder Documents (other than this Intercreditor Agreement), (2) release Liens on Collateral and, subject to the limitations expressly set forth in this Intercreditor Agreement, accept Liens on Collateral, (3) at any time after any Standstill Termination Date, including, without limitation, during the period between any such Standstill Termination Date and the Final Standstill Termination Date, dispose of Collateral in any manner permitted by law and, in accordance with this Intercreditor Agreement, direct the Bailee to deliver the certificates representing the Pledged Foreign Subsidiary Shares, (4) after the Final Standstill Termination Date, direct the Bailee to deliver the certificates representing the Pledged Foreign Subsidiary Shares to, or as directed by, the Noteholder Trustee and (5) exercise or fail to exercise any right or settle or compromise any Noteholder Obligations and apply payments to Noteholder Obligations in any order; provided, however, that, without the prior written consent of the Administrative Agent during the Standstill Period, no action will be taken, directly or indirectly, to create or otherwise suffer to exist or become effective (a) any modification to any Noteholder Document that is, taken as a whole, more restrictive than the terms of the Noteholder Documents in effect on the date of this Intercreditor Agreement or (b) any Restricted Transfer, Restricted Remedial Action or other action or document expressly prohibited by Section 4 of this Intercreditor Agreement. The Noteholder Trustee will furnish to the Administrative Agent promptly after execution a copy of any amendment to the Noteholder Documents.

(c)           None of the Benefited Parties, directly or indirectly, shall take any action, consent to taking of any action, or cause or assist any Person to take any action, to challenge the validity, legality, perfection, priority or enforcement of (1) any Credit Facility Guarantee or Noteholder Guarantee or (2) any security interest (i) in the Pledged Foreign Subsidiary Shares granted by the Noteholder Pledge Agreement or the Credit Facility Pledge Agreement to secure the Noteholder Obligations or Credit

Facility Obligations, respectively, (ii) in any other Collateral granted by any other Credit Facility Document to secure the Credit Facility Obligations, (iii) after the occurrence of a Noteholder Default, to the extent not constituting a Restricted Remedial Action or Restricted Transfer, in property of the Company to secure the Notes or (iv) permitted by the proviso to the first sentence in Section 4(a) above.

(d)           Until the Standstill Termination Date, the Noteholder Trustee and Noteholders waive any subrogation, marshalling and similar rights.  After the Standstill Termination Date, the Noteholders shall be subrogated to the rights of the Administrative Agent and the Lenders to receive payments and distributions of cash, property and securities applicable to the Credit Facility Obligations until the principal of (and premium, if any) and interest (and liquidated damages, if any) on the Notes shall be paid in full.  For purposes of such subrogation, no payments or distributions to the Lenders of any cash, property or securities to which the Noteholder Trustee or the Noteholders would be entitled except for the provisions of this Intercreditor Agreement, and no payments over pursuant to the provisions of this Intercreditor Agreement to the Administrative Agent and the Lenders by the Noteholder Trustee or the Noteholders shall, as among the Company, the Guarantors and their respect creditors other than the Administrative Agent, the Lenders and the Noteholders, be deemed to be a payment or distribution by the Company to or on account of the Credit Facility Obligations.

6.             Miscellaneous.

(a)           All notices and other communications provided for herein shall be in writing and may be sent by overnight air courier, facsimile communication, or United States mail and shall be deemed to have been given when delivered by overnight air courier, upon receipt of facsimile communication if concurrently a copy thereof shall be sent by overnight courier to the address specified in such notice or communication or five (5) business days after deposit in United States mail with postage prepaid and properly addressed.  For purposes hereof, the addresses of the Administrative Agent and the Noteholder Trustee shall be the addresses set forth in the Credit Agreement and the Indenture, respectively, or such other address as a Benefited Party shall notify the other pursuant to the terms of this Section 6(a).

(b)           This Intercreditor Agreement may be amended, modified or waived only by an instrument or instruments in writing signed by the Administrative Agent, the Noteholder Trustee and the Bailee.

(c)           This Intercreditor Agreement shall be binding upon and inure to the benefit of the Bailee, each Benefited Party and their respective successors and assigns.  Each assignee, participant or transferee of any Credit Facility Obligations or Noteholder Obligations (including, without limitation, any Note) shall take such obligation subject to the provisions of this Intercreditor Agreement and to any request made, waiver or consent or other action taken or authorized hereunder, by each previous holder thereof.  The Noteholder Trustee shall not be responsible or liable in any way for any action or inaction of any Noteholder or for any amount received by any Noteholder.

(d)           This Intercreditor Agreement shall continue to be effective among the Benefited Parties even though an Insolvency Proceeding involving one or more Obligors shall be pending; provided, however, that nothing herein shall be interpreted to preclude any Benefited Party from filing a proof of claim with respect to obligations due to it or from casting its vote or from abstaining from voting for or against a plan of reorganization.

(e)           Each of the Administrative Agent and the Noteholder Trustee agrees to do such further acts and things and to execute and deliver such additional agreements, powers and instruments as the other may reasonably request to carry into effect the terms, provisions and purposes of this

Intercreditor Agreement or to better assure and confirm to the Benefited Parties their respective rights, powers and remedies hereunder.

(f)            This Intercreditor Agreement may be executed in any number of counterparts each of which taken together shall constitute one and the same instrument, and the parties hereto may execute this Intercreditor Agreement by signing any such counterpart.  A telecopy of any signature of any party on any counterpart shall be effective as the signature of the party executing such counterpart for purposes of the effectiveness of this Intercreditor Agreement.

(g)           THIS INTERCREDITOR AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

(h)           Headings of sections in this Intercreditor Agreement have been included for convenience of reference only and shall not be considered in interpreting this Intercreditor Agreement.

(i)            If any provision in or obligation under this Intercreditor Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Intercreditor Agreement effective as of the date first above written.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent for itself and for each of the Lenders

By:	/s/ Alex Y. Kim
Alex Y. Kim, Vice President

BAILEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Bailee

By:	/s/ Alex Y. Kim
Alex Y. Kim, Vice President

NOTEHOLDER TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

as Noteholder Trustee

By:	/s/ Kathy A. Larimore
Name:	Kathy A. Larimore
Title:	Vice President

ACKNOWLEDGMENT BY COMPANY AND GUARANTORS

Each of the undersigned Obligors hereby acknowledges and agrees to the terms provisions contained in the foregoing Intercreditor Agreement and agrees to be bound by the provisions thereof as they relate to the relative rights of the Benefited Parties.  Each of the Obligors further agrees that the terms of the Intercreditor Agreement do not give any Obligor any substantive rights against any Benefited Party or the Bailee, and no Obligor shall use the violation of this Intercreditor Agreement by any party as a defense to the enforcement by any Benefited Party of any rights under the Credit Facility Documents or the Noteholder Documents.

DOLLAR FINANCIAL GROUP, INC.,
a New York corporation

/s/ Donald Gayhardt
Donald Gayhardt, President and
Chief Financial Officer

ANY KIND CHECK CASHING CENTERS, INC.

CASH UNLIMITED OF ARIZONA, INC.

CHECK MART OF LOUISIANA, INC.

CHECK MART OF NEW MEXICO, INC.

CHECK MART OF PENNSYLVANIA, INC.

CHECK MART OF TEXAS, INC.

CHECK MART OF WISCONSIN, INC.

DFG HOLDINGS, INC.

DFG INTERNATIONAL, INC.

DFG WORLD, INC.

DOLLAR FINANCIAL INSURANCE CORP.

FINANCIAL EXCHANGE COMPANY OF OHIO, INC.

FINANCIAL EXCHANGE COMPANY OF PENNSYLVANIA, INC.

FINANCIAL EXCHANGE COMPANY OF PITTSBURGH, INC.

FINANCIAL EXCHANGE COMPANY OF VIRGINIA, INC.

LOAN MART OF OKLAHOMA, INC.

MONETARY MANAGEMENT CORPORATION OF PENNSYLVANIA

MONETARY MANAGEMENT OF CALIFORNIA, INC.

MONETARY MANAGEMENT OF MARYLAND, INC.

MONETARY MANAGEMENT OF NEW YORK, INC.

MONEYMART, INC.

MONEY MART EXPRESS, INC.

PACIFIC RING ENTERPRISES, INC.

QTV HOLDINGS, INC.

/s/ Donald Gayhardt
Donald Gayhardt, President and Chief Financial Officer